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EXHIBIT 10.17

1050 W. HAMPDEN AVENUE, ENGLEWOOD, COLORADO 80110
303•200•5050    •    FAX 303•863•2243

July 2, 2002

Mr. Larry Hochberg
275 N. Deere Park E.
Highland Park, IL 60035

Dear Mr. Hochberg:

        In reviewing our file regarding your healthcare benefits with Gart Sports, we find several documents that contain conflicting information and are confusing. Therefore, this letter is written to provide a mutual understanding of our agreement to provide your healthcare coverage. This document supersedes all existing documents.

        As you may remember the original agreement regarding your healthcare coverage indicated that you and Barbara would have lifetime medical benefits with a $25,000 annual aggregate deductible. After reviewing numerous communications regarding your benefits, as well as the eligibility and benefits for your current spouse, Sue, we believe you will find the following proposal to be fair and equitable.

        Eligibility:    You will be eligible to participate in the same plans that are offered to our active associates. As our active associates are offered an opportunity to make an annual election, you will also have the same opportunity. The annual election in usually held in October for coverage beginning November 1stof each year. We will send enrollment information to you on an annual basis. You will be able to cover yourself, and if desired, your spouse, Sue, under the same coverage that you elect.

        We will cover you for lifetime healthcare benefits (as offered to active associates, currently including medical, dental and vision). However, when you reach age 65, we suggest you enroll in Medicare Parts A and B so you do not lose eligibility for that coverage in the future. At that time Gart's plan will comply with the appropriate Medicare rules in coordinating benefits. Sue's eligibility will continue until the earlier of her reaching age 65, or your death. Sue will be entitled to elect COBRA coverage at that time.

        Payment for Coverage:    Since you will be provided the same level of benefit as active associates, your rate will be determined on an annual basis, as are the rates for all active associates. You will be responsible for paying the cost established for the plan that you choose on an annual basis. As long as you continue to cover your spouse, you will be required to pay the total cost for "Associate + Spouse" coverage. When Sue reaches age 65 and is no longer eligible to be covered under the Gart plan, your rate will be the established cost for "Associate-only" coverage.

        Mr. Hochberg, the healthcare plan that is offered to active associates is a more generous benefit than the agreed benefit, as outlined in your agreement of March 18, 1996. Thus, we hope that you will find this agreement fair and equitable. I've included highlights of the coverage in the attached "Summary of Benefits", as well as a full Summary Plan Document, which contains all the details of the plan.

        Currently, you have paid for your coverage from January 1, 2002 to June 30, 2002, we will need to receive a payment of $2,636.70 which will cover both you and Sue through December 31, 2002. This payment needs to be received in our office no later than July 31, 2002.

        We thought this letter would help clarify the agreement regarding your medical benefits. Enclosed is an original and a copy of this letter. Please sign and return the original and keep the copy for your file, signing will indicate your agreement with this document.

        Should you have further questions, please feel free to contact me directly at (303) 863-2648.

Sincerely,
/s/ DEBIE K. RICHARDSON Debie K. Richardson Director, Compensation, Benefits & HRIS
Agreed to on	7/12/02
Date
By:
/s/ LARRY HOCHBERG Mr. Larry Hochberg
By:
/s/ NESA HASSANEIN Nesa Hassanein, Sr. VP for Gart Sports Company and principal affiliates

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  EXHIBIT 10.17